Exhibit 99.1

The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
Company	Ticker	Event Type	Date

 PARTICIPANTS

Corporate Participants

Laura C. Gagnon – Vice President & Head-Investor Relations, The Mosaic Co.

James T. Prokopanko – President, Chief Executive Officer & Director, The Mosaic Co.

Lawrence W. Stranghoener – Chief Financial Officer & Executive Vice President, The Mosaic Co.

Richard N. McLellan – Senior Vice President-Commercial, The Mosaic Co.

Mike Rahm – Vice President-Market Analysis & Strategic Planning, The Mosaic Co.

James O’Rourke – Executive Vice President-Operations & Chief Operating Officer, The Mosaic Co.

Richard L. Mack – Executive VP, Secretary & General Counsel, The Mosaic Co.

Other Participants

Joel D. Jackson – Analyst, BMO Capital Markets (Canada)

Vincent Andrews – Analyst, Morgan Stanley & Co. LLC

Jeffrey Zekauskas – Analyst, JPMorgan Securities LLC

Jacob Bout – Analyst, CIBC World Markets, Inc.

Ben Isaacson – Analyst, Scotia Capital Markets

Christopher S. Parkinson – Analyst, Credit Suisse Securities (USA) LLC (Broker)

P.J. Juvekar – Analyst, Citigroup Global Markets Inc. (Broker)

Kevin W. McCarthy – Analyst, Bank of America Merrill Lynch

Matthew James Korn – Analyst, Barclays Capital, Inc.

Mark R. Gulley – Analyst, BGC Financial LP

Yonah Weisz – Analyst, HSBC Bank Plc (Tel Aviv Branch)

 MANAGEMENT DISCUSSION SECTION

Operator: Good morning ladies and gentlemen, and welcome to The Mosaic Company’s Fourth Quarter 2013 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be opened to take your questions. Your host for today’s call is Laura Gagnon, Vice President Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura C. Gagnon, Vice President & Head-Investor Relations

Thank you, and welcome to our fourth quarter 2013 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer and Larry Stranghoener, Executive Vice President and Chief Financial Officer. We also have members of the senior leadership team available to answer your questions after our prepared remarks.

After my introductory comments, Jim will review Mosaic’s accomplishments for the quarter and year and our views on current and future market conditions. Larry will provide an update on our capital management and share insights into our future expectations. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, February 11, 2014, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
Company	Ticker	Event Type	Date

Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.

Now I’d like to turn it over to Jim.

James T. Prokopanko, President, Chief Executive Officer & Director

Good morning, all. Thank you for joining our fourth quarter 2013 earnings discussion. I will start by acknowledging the obvious. The external business environment impacted our results. Potash and phosphate prices were low, although phosphate prices began to move upward in December, but our outlook is rosier. We are starting to see some rays of sunlight at the end of this tunnel, and Mosaic is extremely well positioned for the daylight to come.

We also were, and are, in excellent position to succeed through this trough of the cycle. Potash prices fell by approximately $130 per tonne during the calendar 2013 year and phosphate prices fell by $150 per tonne. Because of those steep declines, we generated $179 million in operating earnings during the quarter on sales of $2.2 billion.

For the calendar year we earned $1.1 billion on $9 billion in revenue and generated $2 billion in operating cash flow. While these numbers fell short of our calendar 2012 results, our ability to generate meaningful earnings and operating cash flow in the trough of the cycle, demonstrates the resilience we’ve built into our business model.

Strong volumes and reduced inventory drove operating cash flows in excess of $500 million for the quarter. In turn, we invested $370 million. Clearly, we manage Mosaic for the long term. We want to deliver shareholder value across the cycle and we’re positioning the company to do just that.

We believe the business cycle is beginning to turn in our favor. We’ve said this many times over the past year and it is coming true: volume comes before price. That is to say, we expect to see shipping volumes increase before prices turn upward.

As you can see in the presentation accompanying our discussion today, that exact scenario happened in phosphates. Prices hit bottom during the fourth quarter, and volumes accelerated to record levels, which in turn moved DAP prices upward. Coupled with lower year-over-year raw material costs, this all bodes well for margin improvement in phosphates in the coming quarters.

In potash, prices seem to have found a bottom following recent contracts with China and the beginnings of upward price momentum in Brazil. We need further demand increases to tighten the global supply and demand balance before we can expect significant price improvements.

Now, it’s important for you to understand that we do not expect dramatic short-term potash price increases. The downward part of the cycle is prolonged, and we expect the upward swing to take time as well. But we do expect better operating conditions in the second half of this year. We’ve always known that our markets are cyclical and we’ve prepared Mosaic to succeed in the peaks, troughs, and everywhere in between. Difficult markets often present excellent opportunities and we have made rapid and important strategic progress over the past year and the pace of progress accelerated during our seven-month stub period. I would like to cover some of the highlights.

We expect to close the CF Industries phosphate acquisition in the near future pending additional regulatory approvals. The additional 1.8 million tonnes of phosphate capacity will bring our capacity to approximately 11.5 million tonnes, ensuring Mosaic’s place as the largest finished phosphate producer in the world.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
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In potash, at our Esterhazy mine, we recently completed an extremely successful Canpotex proving run. In fact, the run exceeded the expansion’s design capacity by 20 percent.

Our potash expansions continued on budget and on schedule, despite a rising cost environment in Saskatchewan and challenging conditions in the global potash market. Our Esterhazy K3 mineshaft has reached a depth of more than 1,000 feet on its way to the 3,600 foot level.

Our long-term ammonia supply agreement with CF Industries will allow us to purchase up to 725,000 tonnes annually for 15 years with pricing based on a formula tied to the prevailing price of U.S. natural gas. The agreement will begin when CF completes its plant expansion in Louisiana.

Along with our joint venture partners, Ma’aden and SABIC, we broke ground last week on the new integrated phosphate complex in Saudi Arabia. The project remains on schedule and on budget. And when complete, we expect it to be among the lowest cost phosphate facilities in the world.

Mosaic extended its product innovation lead. For the first year ever, we invoiced more than 1 million tonnes of MicroEssentials® to customers in North America.

We are streamlining our supply chain logistics on Tampa Bay, with the construction of an 110,000 tonne, state-of-the-art warehouse facility and the purchase of ammonia handling assets. These were not large investments, but it demonstrates our commitment to continuous efficiency improvements and high standards of operational excellence.

Also in Phosphates, we made good progress in our Central Florida mine permitting process.

As you are all well aware, we made several important strategic financial moves. Today, we announced that our Board of Directors has authorized a $1 billion share repurchase program in addition to the 43.3 million Class A shares we’ve already agreed to purchase. This reflects our commitment to optimizing our balance sheet and returning capital to our shareholders.

In December, we effectively put our split-off transaction behind us by reaching an agreement to repurchase 43.3 million shares of Class A stock from the Margaret A. Cargill trusts. We have completed more than half of those repurchases, which will continue through the middle of this year.

Also in November, we issued $2 billion of long-term debt at a very low average interest rate of approximately 5 percent, putting us in sight of our stated leverage targets. And we reached agreement with our banks to significantly increase our revolving credit facility, allowing us to meet our stated liquidity targets. We are committed to reaching the balance sheet targets we established last May, maintaining an investment grade rating and are confident we can generate cash flow to fund our investment agenda.

In still more developments, we announced our intention to invest in additional distribution assets in Brazil, which is among the world’s most promising agricultural markets.

We’re making good progress towards exiting our distribution business in Argentina and Chile, and decommissioning our small potash mine in Hersey, Michigan. Those elements of our business simply were not generating appropriate returns for our shareholders.

We’ve also taken steps to ensure Mosaic will remain a low-cost operator. As we outlined at our Analyst Day in October, we are working to reduce costs across the company in both business units and in our support functions.

On another note, we held a successful grand opening for the lodge at Streamsong in the last month, and the resort is now fully up and operating. I must tell you, it’s a spectacular place.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
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Finally, and in my mind most important, we set yet another new record for safety performance in our seven-month stub period. We achieved a 13 percent improvement in our key safety measure on the heels of two consecutive record periods.

That’s quite a list of accomplishments for seven months, and all of it represents meaningful progress. We’re growing our business, securing our supply of raw materials, rationalizing our asset portfolio, creating a more efficient balance sheet and operating with excellence.

We have a lot to do in 2014 to bring these accomplishments to their full potential. But while we are engaged in the critical work of integration, expansion, and cost reduction, we are not taking our eye away from additional opportunities. We’ll continue to push our innovation lead, we’ll look for additional growth opportunities, and we will continue the work to optimize our balance sheet.

Now, I would like to ask Larry to address our financial results and our guidance. And then I will offer some concluding thoughts before we take your questions.

Lawrence W. Stranghoener, Chief Financial Officer & Executive Vice President

Thank you, Jim, and good morning. I would like to begin by discussing our balance sheet strength, and then I will move on to our results and outlook.

Even after executing all the strategic actions Jim described, we continue to believe we have substantial capital to return to our shareholders. To-date in 2014, we have repurchased 24.7 million shares for $1.1 billion. We have agreed to repurchase an additional 18.5 million shares between now and the end of July. And as you saw by our announcement this morning, our Board of Directors has authorized an additional $1 billon of share repurchases which could be accomplished through either direct or open market repurchases.

We are planning to issue short duration debt to finance the CF acquisition and expect to do so at attractive borrowing rates.While we intend to repay that debt relatively quickly with cash from operations, it will add to the current $37 million per quarter debt-related interest expense. It’s important for you to understand that we will remain appropriately conservative in our approach to capital redeployment, paying close attention to our financial priorities, as well as to changing external conditions.

Now I’ll move on to our results for the quarter. First, until we complete the current Class A share repurchase process, we will report our earnings per share using a two-class method. So even though the full 43.3 million Class A shares have already been taken out of our official outstanding share count, for modeling purposes, the simplest approach is to assume those shares are outstanding until we actually close on the shares repurchased.

Second, we also had a significant discrete tax item that factored into our reported earnings for the quarter. As a result of a tax settlement between governments, we changed our intention to repatriate earnings from our Canadian operations, resulting in an approximately $100 million non-cash P&L charge. The decision will also modestly increase our 2014 tax rate, but it is not expected to impact our tax rate beyond 2014.

In Phosphates, we sold a record 3.4 million tonnes of product clearly reflecting the volume before price pattern we expected. The heavy sales volume reduced our year-end inventories. Our gross margin rate in the segment was 12 percent, lower than in prior quarters, primarily due to the decline in average realized prices and lower realized margins on crop nutrient blends sold through our international distribution business. Raw material costs have declined and we expect that trend to carry into the first quarter. More on that in a minute.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
Company	Ticker	Event Type	Date

Our operating rate in Phosphates for the quarter was down slightly to 81 percent due to scheduled annual maintenance turnarounds.

In Potash, net sales increased compared with both the sequential and year-ago quarter as a result of both the late fall application season and the pent up demand Jim mentioned. Prices declined further to an average MOP selling price of $303 per tonne. As a result, our gross margin rate for the segment decreased to 21 percent. Our operating rate declined to 65 percent, as ongoing production curtailments at Colonsay were partially offset by the highly successful Esterhazy proving run.

Ammonia and sulfur prices declined during the quarter. Ammonia costs were $422 per tonne and sulfur prices were $123 per tonne, down from $486 and $167 per tonne respectively in the prior quarter. On a year-over-year comparison basis, while ammonia costs were lower, an extended maintenance turnaround at Faustina had a roughly $9 million negative impact on gross margin within the segment. Also, keep in mind that market prices for raw materials take some time to be reflected in our cost of goods sold. Despite the recently increasing raw material market prices, we expect to realize lower sulfur and ammonia costs in the first quarter of 2014.

Now I will turn to guidance. In Phosphates, sales volumes are expected to range from 2.3 million tonnes to 2.6 million tonnes for the first quarter, compared with 2.7 million tonnes in the same period of 2013. We believe some of the record sales in the fourth quarter pulled volume from our first quarter and our inventories for new sales in the first quarter are mostly committed. We expect our realized prices for DAP to range from $390 per tonne to $420 per tonne.

The gross margin rate for the Phosphates segment is expected to increase to the upper teens, as we see the benefits of higher prices and lower raw material costs.

Mosaic’s phosphate operating rate is expected to be in the low 80 percent range during the first quarter.

We expect potash sales volumes to be in the range of 2.3 million tonnes to 2.7 million tonnes, much of which has already been committed. We expect average realized potash prices to be in the range of $245 per tonne to $275 per tonne. Keep in mind our recent proving run at Esterhazy increased our Canpotex allocation to 42.5 percent and that is factored into the price and volume guidance. Our gross margin rate for the Potash segment is expected to improve to around 30 percent. Our operating rate in potash during the first quarter is expected to be in the mid 80 percent range, as we prepare for an expected strong spring season.

For the full year 2014, brine management expenses are expected to be approximately $200 million and Canadian resource taxes and royalties are expected to be in the range of $120 million to $180 million.

In addition, we expect full year SG&A expenses to range from $350 million to $400 million and an effective tax rate in the mid to high 20 percent range, which includes the additional tax expenses I mentioned earlier. We expect capital expenditures for the year in the range of $1.0 billion to $1.3 billion.

Before I turn it back to Jim, I’d like to address our expense management initiatives, which began years ago in phosphates through a program we call ROICWorks, and in potash through a program called Momentum. We have consistently worked to lower costs and offset inflation. Our goal has always been to maintain or improve our low cost position and maximize free cash flows.

At our Analyst Day last fall, we showed you our plans to continue to maximize cash flows by cutting sustaining capital by $250 million per year and taking $200 million in annual costs out of each of our operating segments. Now, we’ve expanded our focus, also actively engaged in reducing our corporate support function costs. We are committed to being a low-cost producer of both nutrients across the business cycle.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
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With that, I’ll turn the call back to Jim for his concluding remarks.

James T. Prokopanko, President, Chief Executive Officer & Director

Thank you, Larry. These are not the best of times in the crop nutrition industry, but conditions are improving. During our last earnings call, I said that economics will win in the end. And by that, I meant that economic forces would outweigh temporary interventions in the market. That’s proving to be true now, as excess supply has been absorbed by strong demand leaving producers with limited phosphate inventories and lower potash inventories. We believe once again that economics will win and that prices will rise over time in response to more balanced supply and demand dynamics.

That said, plenty of factors always influence the markets, not the least of which is grain and oilseed prices. The record 2013 crop has sent the 2014 December U.S. corn futures to about $4.50 per bushel and it remains to be seen how that, and the South American harvest, will affect spring planting in North America. Farmers still can make money at these grain prices, especially given the affordability of crop nutrients. Of course, broader economic issues, including the apparent slowing growth in emerging nations, could impact global farmer behavior. But longer-term forces are undeniably in our favor. I’ve talked frequently about population growth over the 21st century and the compounding challenge it poses on global agriculture. But we can’t ignore that the compounding has already begun. The challenge is upon us now.

The United Nations estimates that to meet demand, global food production must increase by 50 percent by 2030. That’s just 16 years from now. Consider that for a moment. By the time my newborn granddaughter can drive legally in the U.S., we’ll have to be producing three bushels for every two today and six hogs for every four. Perhaps more arable land will come into production. But either way, existing farmland simply must produce more; a lot more. And it must do so sustainably. And crop nutrition is absolutely essential to farmers’ ability to meet this staggering challenge.

At Mosaic, we have built a resilient business, capable of prospering through cycles and we have seized many opportunities during this challenging time to strengthen our franchise for the decades ahead. There is light at the end of this tunnel and there is tremendous promise beyond.

Now, we’ll be happy to take your questions.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
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 QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And our first question comes from the line of Joel Jackson from BMO Capital Markets. Your line is open.

<Q – Joel Jackson – BMO Capital Markets (Canada)>: Hi. Thanks a lot. We’ve seen yourself and some of your Canpotex partners announce $20 a tonne potash price increases in various markets including the U.S., Brazil, Southeast Asia. Maybe you could talk about when you see those price increases, first time they’re going to get tested and if you’ve had any progress on those. Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Well, good morning, Joel Jackson. Good to hear you on this call. Those prices just went in. We’re starting to see some of the uptake on that starting in the international markets. And we’re getting some good interest at this point in the domestic market in North America. I’m going to ask Rick McLellan to give you some color on just that. Rick?

<A – Rick McLellan – The Mosaic Co.>: Yeah. Good morning, Joel. You’re right. I’ll start in North America, where we announced our price increase effective Friday. And as normally happens with price increases, the North American buyers have come in and committed before that increase. And so, we will see – we won’t see those price realizations until the second quarter. We’ll see the current price until then because we’ll be – our shipments are going to be at that price level. So, that – when buyers came in, this quarter, they bought about two-thirds of what they’re going to need for spring. And so, we feel that’s in a good position and prices are going to move into the second quarter.

And then to look at the international markets, I think, you just need to use Brazil as a proxy. We’ve seen prices increase in Brazil since the start of the year at about $40 a tonne. And part of that is that – is driven by market conditions in Brazil where carryout inventories were lower year-on-year, and frankly the economics of soybean productions are very good.

Operator: Yes. Our next question comes from Vincent Andrews from Morgan Stanley. Your line is open.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Thank you and good morning, everyone. Just sort of a follow-up on pricing and customer dynamics. I guess what I’m wondering is, do you think, as we move out of the first half of the year, out of the spring season into the second half of the year, do you think you’re going to continue with the upward price momentum or do you think we’re going to have more of a seasonal pattern where there’ll have to be sort of some summer fill prices and then prices maybe you’ll expect to drift higher as we get into the fall season? Or are you thinking that there’s going to be the traditional potash stairstep higher only in one direction through the year?

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Vincent. I’m going to ask Rick McLellan, our Commercial Manager and perhaps Mike Rahm could weigh in on that as well. Rick?

<A – Rick McLellan – The Mosaic Co.>: Yeah, good morning, Vincent. Frankly, what we do know is that we’re in a position where volume has begun to move quite substantially on the potash side. So first will come volume, then it will become the price momentum, and we see that momentum carrying through the second quarter. And frankly, if – and Mike can talk about it, but we do expect demand increase around the globe, and we think that probably bodes very well for price momentum into the second half of the year.

<A – Mike Rahm – The Mosaic Co.>: Yeah. Vincent, I would just add that, when you look at potash fundamentals, if our global shipment forecast of 57 million tonnes to 59 million tonnes is on target, we see fundamentals coming into a very good balance in the second half of the year. So I

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
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think that bodes well for sustaining the price increases that have been announced recently. And in the case of phosphate, I would just comment that we’ve seen this 40 percent run in prices since the end of November, without any impact from India. And we believe that India has an appetite for phosphate imports that’s two million tonnes greater this year than it was last year. So fundamentally, I think there’s an argument to be made that there certainly are forces that will elevate prices.

<A – Jim Prokopanko – The Mosaic Co.>: Vincent, along with the – I’ll just add, it’s Jim here. I’ll just add that along with that point about the international markets, in particular India, that card is yet to be played. Couple of other things we’re watching is what happens to grain and oilseed prices as we approach the spring planting season. That’ll have some impact, and how the Brazilian oilseed crop develops from here on is going to have an impact and much is yet to be played out. The other thing that we’re watching is the transportation. We’ve – I’ve been in this business over 30 years. We’ve never not gotten our customers all the product they need. However, this year has really been a real test with serious ice on the river in the U.S., with serious snows – really, really serious snows in western Canada, we’re facing transportation issues and backlogs unlike we ever have before. The frigid, frigid temperatures have reduced the railways, shipping – instead of shipping 100-car – 120-car trains, they’re limited to 50-car trains. Trains are getting stuck in the snow and dealers and buyers are starting to get tuned in to that story. If we have an early spring, snow goes away, no flooding, we’ll get the product there in time, but right now we’re struggling to keep up on the logistic side with the demand we’ve had. So, a couple of big question marks hanging over the market going into the spring season. If there are transportation problems, you can be sure that we’re going to see considerable more upside price pressure on the potash that is available in country.

Operator: And our next question comes from Jeff Zekauskas from JPMorgan. Your line is open.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Thanks. Good morning. I guess two questions. The first is with the new $1 billion share repurchase that you’ve announced, when do you expect to complete that? And secondly, and in your slide deck, you show 58 million tonnes of potash demand in 2014. I think global potash demand was 53 million tonnes in 2013. So where do the 5 million extra tonnes come from?

<A – Jim Prokopanko – The Mosaic Co.>: Well, good day, Jeff. I’m going to have our CFO, Larry Stranghoener talk to you about the share repurchase and our thoughts on timing. And then Mike Rahm, you can address the question about the outlook for potash demand this coming year. Larry?

<A – Larry Stranghoener – The Mosaic Co.>: Good morning, Jeff. The additional $1 billion share repurchase authorization should be seen in context of what we announced early last summer. We clearly stated our balance sheet priorities and this authorization is intended to get us to those balance sheet targets. By the middle of this year, our Board has given us full authorization and a lot of flexibility with respect to just how we fulfill this remaining $1 billion authorization. It should be clear, we like the price of the stock right now, and so we could be active relatively soon and we’ll give updates as appropriate.

<A – Mike Rahm – The Mosaic Co.>: Hey, good morning, Jeff. This is Mike.

<A – Mike Rahm – The Mosaic Co.>: Just a couple things. First, our estimate for 2013 shipments is closer to 54 million tonnes, and I think our point estimate right now is 53.9 million tonnes. So we see a four million tonne increase in global potash shipments in 2014, and that’s made up of the following: we think China we’ll see an 800,000 tonne increase in shipments there. That is made up of about a 500,000 tonne increase in net imports coupled with about a 300,000 tonne increase in their domestic production. If you add to China about a 200,000 tonne increase in Malaysia and Indonesia, that gives you the first million tonnes.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
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We expect India will import 1 million tonnes more potash this year than a year ago. And then, we also have about a 1 million tonne increase in the former Soviet Union, Western Europe and Eastern Europe. And there we see greater use for NPK compound production that is going to be sold to domestic and offshore customers, as well as greater demand for direct application use, particularly in the Eastern European countries and the former Soviet Union. And then we have about a 500,000 tonne increase expected in Brazil in terms of their overall shipments. And then the other 0.5 million tonnes comes from rest of the world, including North America, other Central American countries and so forth. So, that’s the breakdown of the four million tonne increase that we see.

Operator: And our next question comes from Jacob Bout from CIBC. Your line is open.

<Q – Jacob Bout – CIBC World Markets, Inc.>: Good morning. Couple of questions here on Esterhazy. So, you said that the shaft is down 1,000 feet. How deep is it, or how far down are you going to K3? And when do you go through the aquifer? And then, just on the brine inflow costs. You gave some guidance here for the full year of 2014. It looks like it’s dropping off. And what’s this a function of?

<A – Jim Prokopanko – The Mosaic Co.>: Well, good morning, Jacob. Good to hear from you. I’m going to just turn it over to Joc in one minute, but I got to tell you, this sinking a shaft 3,600 feet to the ore body is no small task. Many have tried, many have failed; we’re proceeding well. We have great safety performance on this shaft sinking. We’re on our budget on it and we are on our timeline, and that’s not something everybody could say. So, with that, I’m going to turn it over to Joc to tell you a little bit more of the details of the shaft sinking and he’ll address the brine inflow cost estimates.

<A – Joc O’Rourke – The Mosaic Co.>: Hello, Jacob. Joc O’Rourke here. Yes, we are at about 1,000 feet on the one shaft, slightly behind that on the second shaft. But we will be hitting the aquifer -your first question, we’ll be hitting the aquifer at about 1,200 to 1,300 feet. We’ll actually start lining for that aquifer starting at more like 1,100 feet. So within the next month, we’ll actually be lining for that aquifer and through it by probably mid-March early – or sorry, mid-April early May. In terms of the total depth of the K3 shaft, Jim mentioned that goes to approximately 3,600 feet. So that was your first question.

Your second question on Esterhazy brine inflow, as you’re very aware, we’ve been managing this for a long time. Certainly nature plays a big piece in the cost, but we believe some of the initiatives we took and talked about a year ago have really helped us control our costs and manage that in a much more day-to-day operational as opposed to emergency basis. We’ve done some good technology work that has really helped stabilize those costs.

Operator: And our next question comes from Ben Isaacson from Scotiabank. Your line is open.

<Q – Ben Isaacson – Scotia Capital Markets>: Thank you very much. Can you just talk about the dynamic of what’s going on in India right now? It seems that they’ve become the swing buyer of both potash and phosphate. And so where are we with the subsidy? Obviously the fiscal year is a couple months away and the elections as well. And how do you think about how India could kind of swing back and forth on both potash and phosphate?

<A – Jim Prokopanko – The Mosaic Co.>: Good day, Ben. I’m going to turn it over to Rick McLellan, our commercial manager – leader to address that. The other piece that he’ll address is the India inventories and how badly they’ve been drawn down depleted. That’s a story that goes a bit unnoticed. But Rick, why don’t you add some descriptions around that.

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The Mosaic Co.	MOS	Q4 2013 Earnings Call	Feb. 11, 2014
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<A – Rick McLellan – The Mosaic Co.>: Yeah. There was a lot in your question, Ben. I’ll try and cover it all. The first of the question is where are we at with subsidies. The expectation that we get from our Indian customers is that we will hear something about subsidies earlier than we have in the past; that it’ll get itself dealt with probably within the next 60 days which would be earlier than what we’ve seen. So that’s the one thing. We think that’ll be behind us within the next 60 days.

Then when you talk about phosphates on the swing, last year India imported about 3.5 million tonnes of phosphates. And when you take a look at it, that probably is the low point, because as Jim said, what gets missed is there was 1.5 million tonnes to 2 million tonnes of pipeline inventory in place close to the farmer that frankly hadn’t been counted. So to have the same deliveries to farm as they’ve had last year, their demand is going to be in the 5 million tonne to 5.5 million tonne range, we believe.

And frankly that could be higher depending on what happens in the marketplace. We’re really at a point right now with phosphates where farmers are seeing what’s happening in global markets and the returns are very good. Potash is a bit of a similar situation. We saw their imports drop to just around 3 million tonnes. We believe there’s 1 million tonnes more could be imported this year as pipeline inventories have been drawn down. So frankly, we see the back half of the year, the opportunity for India to come in and probably move more volumes than they have in the past. The price will be at a level that they haven’t seen in several years and there is a need at the farm level for these products.

Operator: And our next question comes from Chris Parkinson from Credit Suisse. Your line is open.

<Q – Chris Parkinson – Credit Suisse Securities (USA) LLC (Broker)>: Can you just comment a little bit on the margins on the Phosphates business due to the significant variation in ammonia and sulfur prices over the last two quarters? When I looked at your slide deck, it looks like you benefited from ammonia, but not as much as sulfur despite lower prices in 4Q. Can you just give a little guidance on your expectations for the first half of 2014 including the lags in the realization and COGS, please? Thank you.

<A – Jim Prokopanko – The Mosaic Co.>: Hi, good morning, Chris. I’m going to have Joc O’Rourke, our COO, address the raw material cost.

<A – Joc O’Rourke – The Mosaic Co.>: Good morning, Chris. Yeah, just quickly, certainly ammonia prices have been trending down and we expect them to trend down next quarter as well as – because of slightly higher operating rates at Faustina, our realized price for ammonia will go down. Sulfur has also been trending down, although there’s a lot of pressure in the international markets with large rises in prices in international. But we expect our sulfur price to also trend down in the quarter. And a lot of that is due to lag. We hold reasonably high inventories of those two products, so it takes a while for those to move through our system and then into our actual cost of goods sold.

Operator: And our next question comes from Don Carson from Susquehanna Financial. Your line is open.

<Q – Don Carson – Susquehanna Financial Group LLLP>: Thank you. Question on the potash outlook, maybe this is for Mike Rahm. Mike, in that rebound in shipments from 54 million tonnes to 57 million tonnes to 59 million tonnes, how much of this is inventory rebuilding? Are we just looking at kind of a pipeline rebuild this year or what’s actually happening to underlying consumption? And then I noticed longer term, your slide 24 shows operating rates for potash globally peaking this year and then – and while shipments are going up with higher capacity, operating rates come down. So wondering what impact these lower operating rates have on your price outlook going forward.

<A – Mike Rahm – The Mosaic Co.>: Hey, good morning, Don. Thanks for the question. Just in terms of how much of the increase in shipments is the result of a pipeline drawdown, that’s a tough number. But I would say that there probably is a good 2 million tonnes to 2.5 million tonnes, when you take a look at the potential pipeline drawdown that we’ve seen in the past.

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In terms of the other components of your question, we’re projecting around 58 million tonnes of shipments this year, relative to a capacity estimate that’s in that probably 65 million to 66 million tonne range in terms of effective capacity. I think what’s important there is, the brownfield capacity that has come on is in the hands of major producers, so we don’t see that operating rate as something that raises a bunch of yellow or red flags in terms of price impact.

And as I said earlier, when we look at our projected supply and demand balance getting into the second half of the year, we see the market coming into a much better balance the second half than what we’ve seen for the past couple of years. As you know, by following North American inventories, we’ve chugged about 3 million tonnes of inventories for quite a while. And we see that getting pulled down to normal or average levels in the second half of the year.

Operator: And our next question comes from P.J. Juvekar from Citi. Your line is open.

<Q – P.J. Juvekar – Citigroup Global Markets Inc. (Broker)>: Yes. Hi, good morning. I think in the past you have talked about, or Mike Rahm has talked about how global DAP inventories have come down globally. Wondering if you can talk about, where do you see this DAP and maybe potash inventories currently? And secondly, as DAP prices have run up 40 percent from the bottom, are you seeing a supply response either from Morocco or Middle East?

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, P.J. I’ll let Mike talk about those inventories. That’s a tough question, given the state of reporting of inventories. On your question, has there been a demand response, or supply response from competition? The North African producers are struggling with some serious, serious North Atlantic storms. There’s been some delays in shipping, there’s about 20 vessels waiting. And it probably is going to be till the end of April before – or till sometime in April before the backlog is going to clear. There’s – some of the shippers are just having a hard time with the swells at the port facility. So we’ve seen supplies unnaturally pinched in the last couple weeks. People are producing at a high level of production. I’ve seen some Eastern European producers report 100 percent production levels. So I’d say the worldwide industry is already producing at very near practical capacity and it’s going to be hard to accelerate that production rate and maybe with one of the North African producers coming back into the market, that’s about the best of it. But we have a tight S&D balance right now as it is. So, the response is, people are shipping and producing as much as they possibly can. And I’d say the world’s coming up a bit short. Mike, do you want to touch on the – can you touch on the worldwide P&K inventories?

<A – Mike Rahm – The Mosaic Co.>: Sure. Good morning, P.J. I think we highlighted this in the last issue of Market Mosaic, which we titled Picking Up the Knife. These markets have been in a bear run for two years. And if you – during that period of time, you would expect that all distributors are going to minimize the amount of inventory that they carry and we think that certainly has happened. And I think the poster child for that is India. And we provided our analysis at an outlook presentation we made at the TFI Conference in November as well as at the Ag College presentation that we made in January. And I think both of those presentations are available where we go through and highlight the drawdown that we think has occurred in India. And in that case, we think wholesale and retail inventories in India have been drawn down to the tune of about 2.5 million tonnes over the past year.

And while the drawdown hasn’t been as dramatic in other parts of the world, I think the trend is correct, that everyone is trying to maintain very lean inventories. And once you get a trigger where people then believe that the bottom is in, what’s happened is that we’ve had to rush to the market and we’ve had several other factors that have exacerbated it. And you typically don’t see a 40 percent run in prices like we’ve seen in phosphate due to one factor. I think it’s been a combination

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of things. On one hand, end user demand remains very good while Ag commodity prices are off from their highs last year; they still generate some very good on-farm return, so end user demand is good. The pipeline we think is very lean. We’ve talked about some of the increases in raw material costs, the logistical challenges and then I think sprinkle on top of that just the cumulative impact of several planned or unplanned production outages and you have the ingredients for a very, very strong run. And I guess I’d just reiterate what Jim said, is that fundamentals in the phosphate market are extremely tight due to the combination of all those factors.

<A – Jim Prokopanko – The Mosaic Co.>: I’d just add one thing P.J., since 2008 when the global financial crisis occurred, people had a real lesson in risk management, and Mike said it. Dealers and pipelines have gotten accustomed to dealing and – or demanding that they have thinner, thinner pipelines all the time and less inventory with price risk. Result is, we got this greater volatility that we’ve had. When people aren’t buying, it’s a flat to a declining market and maybe rapidly so. We test new bottoms yet when demand comes, and we’re convinced that demand will be choppy but steadily growing over time, you’re going to see these spikes and they’re going to be somewhat unanticipated. The storm in North Africa all of a sudden, one of major producers is having trouble shipping to Latin America and North America. It happens overnight. So get used to it. I can’t tell you we have calm waters ahead for the next – anytime soon.

Operator: And our next question comes from Kevin McCarthy from Bank of America Merrill Lynch. Your line is open.

<Q – Kevin McCarthy – Bank of America Merrill Lynch>: Yes, good morning. Two questions on phosphates, if I may. First, I think, your Saudi joint venture broke ground. Perhaps, you could update us on the coming mileposts there, and whether or not are you running on time and on budget. And then second, I think, you said MicroEssentials is above 1 million tonnes now. How high can that number go? And perhaps you could comment on the margin differential between MicroEssentials and the balance of phosphates.

<A – Jim Prokopanko – The Mosaic Co.>: Okay, good day, Kevin. Thanks for the question on the Saudi joint venture. We just did have the groundbreaking this past week. I’m going to just turn it over to Rich Mack our GC, who is the lead on the joint venture on the board of directors of the Ma’aden business. But before that, I just want to highlight what’s coming up and I’m enjoying it, more questions about our phosphate business. This is what’s distinguished us. We’ve said that. It’s been an underappreciated nutrient, and I think it’s finally getting some respect. It’s a Rodney Dangerfield of nutrients, and its time is here, and this is the, we believe, the beauty of Mosaic is having the balance between potash and phosphate. Now – both cylinders don’t always fire, but usually one is going when the other is dormant. So, we’re seeing that now and we are just so confident about our phosphate business, the expansions we’re doing in Saudi and CF.

So, with that prelude I gave Rich Mack a chance to think about his answer, he can tell you about the mileposts and how we’re doing relative to budget. Rich?

<A – Rich Mack – The Mosaic Co.>: Sure, thanks Jim. And Kevin, with respect to the Ma’aden joint venture, we’ve awarded about 75 percent of the bid packages on the joint venture and we’ve been pleasantly surprised with the numbers that we have been seeing through that process. They generally have been below the budgeted levels and below the pre-feasibility studies, so that’s been good news. We have about three or four left to award and we’re in the process of reviewing those. We are also making great progress on the project financing component for Ma’aden. That will be a milestone that we’ll be looking at over the course of the next several months as well.

You may recall that this project is basically broken into two parts. One is at Ras Al Khair and basically the DAP processing and the port facilities. And then there is the mining operations and the beneficiation and the acid process up in the northern part of Saudi Arabia.

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So basically, everything is moving forward as planned and as scheduled. We’re on budget, things are looking good. And the infrastructure work and the progress now starting to put the assets in place, first in the northern part of Saudi Arabia, is ongoing right now. So stay tuned and we’ll have more developments as time proceeds.

<A – Jim Prokopanko – The Mosaic Co.>: Okay. Rick, our commercial leader, take the question about MicroEssentials margins and perhaps say something about the volumes and some of the mileposts we’ve hit.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Good morning, Kevin. On MicroEssentials, we pointed out that we’d reached one million tonnes in North America, which was a significant milepost. When you think about – when we think about it, we’ve almost got a similar amount that we shipped internationally into key markets in Brazil, Central America and Australia. And so we see really good demand. Our current productive capacity is a little over 2.25 million tonnes and we’re looking at opportunities to increase that because we’re going to bump up against our productive capacity.

It’s been a really good story on developing ways to increase yields around the world as well as differentiating Mosaic as a supplier of phosphates. As far as a margin delta, we shared some data when we were together at our Analyst Day. And frankly, we see $40 to $45 differential in gross margins for the MicroEssentials product mix. We continue to see opportunities where that can grow. And we’re looking at ways that we can both understand better value capture as well as understand how we could further improve our production capacity.

Operator: And our next question comes from Matthew Korn from Barclays. Your line is open.

<Q – Matthew Korn – Barclays Capital, Inc.>: Hey, good morning, Jim, everyone. Potash, a major competitor of yours has highlighted their strategy to recalibrate their portfolio towards lower-cost operations during a period when demand is somewhat suboptimal. Reading through the release today, your op capacity is 10.7 million tonnes; you’re looking at mid-80s, percentage-wise operating rates over the first quarter. So, first, what kind of operating rate for you for the full year would be consistent with the 57 million to 59 million tonne market you’re projecting? And second, is there any space today given your mines’ current operating rates to further redistribute production and giving you an assist on the cost side? Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Matthew. Thanks for joining the call. Yeah, that was a big question, and the first is about the low-cost production, that’s an objective we stand by. It’s core to this business which is basically a commodity business. We have been working on the Momentum project, Larry mentioned that in his comments. Where we’re driving cost down. It’s not a one-off event that we decide to do once and then business as usual. It’s something you have to pursue every day. We’ve been pursuing it, have taken some good costs out of our system and we have some ambitious goals ahead. So we’re not going to do a special announcement about a project. We talked about it at the New York investor call. I think we called out about $200 million or $250 million of costs that we’re going to take out of our potash production over the next couple of years. And it’s just regular day – task that we do every day, get our costs down to where we are now in that bottom quartile, and we’re going to stay there. How are we going to run our operations? What we find is costs go up when you have highly variable production rates. If you’re – one day you’re running at a 10 million tonne rate for a couple months, the next quarter you’re running at 8 million then you run at 9 million. That drives our operations people crazy. So we’re trying to calibrate that for a steady and stable operating rate.

I’m going to turn it over to Joc and he’ll share with you some of his ideas about the rates we think we need to operate at.

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<A – Joc O’Rourke – The Mosaic Co.>: Yes. Thanks, Matthew. I think Jim’s pretty much covered what you were looking for. Clearly next quarter we’ll be running in that 80 percent to 85 percent range and we expect to be running in that range. Clearly at that kind of level, we would not be able to redistribute a portfolio as you’ve suggested. But certainly we have our higher cost operations as we outlined in our Investors Meeting and we have some lower cost ones, and particularly Esterhazy now with its proving run completed and new capacity is going to be a very competitive, low-cost mine. And we will maximize the usage of that operation to make sure our best product – our best cost product gets to market.

<A – Jim Prokopanko – The Mosaic Co.>: I’m going to add, Matthew, I think you’ve read that it’s a small mine, but our Hersey operation, we’re decommissioning that, so we’re taking that out of production. And about a year-and-a-half ago, we announced that we are not going to continue with expansions that we previously announced. We had an expansion at Belle Plaine that we were ready to go on as well as one at Esterhazy and we’ve deferred those till we see some change in the cost of production as well as the cost of bringing those capital projects into fruition and the demand scenario. So we’ve been taking these actions and we started a year-and-a-half ago when we’ve deferred two major expansion projects. So we have been actively balancing our portfolio.

Operator: And our next question comes from Mark Gulley from BGC Financial. Your line is open.

<Q – Mark Gulley – BGC Financial LP>: Good morning. Had a question with respect to the potash cost side. At the Investor Day, you talked a little about your various cost positions of your plants, and indicated that Carlsbad was off of your average cost curve. Can you comment on, is that part of – shutting that facility down is part of your cost reduction plans? And secondly, could you comment on the accretion from the CF acquisition, given the strong prospects in phosphates?

<A – Jim Prokopanko – The Mosaic Co.>: Okay. Good to have you on the call, Mark. I am going to have Joc, our COO, speak to the potash costs at Carlsbad and his operating plan for that.

<A – Joc O’Rourke – The Mosaic Co.>: So, Carlsbad, Mark, let’s first of all understand K-Mag is a higher margin, great premium product for us. That exclusively comes from our Carlsbad operation. The MOP costs at Carlsbad are higher than our other operations, but it’s not a significant volume and with the advantage of K-Mag, it’s still an important site for us. As well as Carlsbad goes to a different market in general in a more localized market, or export to Brazil. So either way, Carlsbad still makes sense to us. However, we are definitely always looking at how we can reduce those costs, how we can take costs out of that MOP at Carlsbad in particular.

<A – Jim Prokopanko – The Mosaic Co.>: Thanks, Joc. And Larry Stranghoener, why don’t you take the question on the CF accretion?

<A – Larry Stranghoener – The Mosaic Co.>: Yeah, Mark. As Jim mentioned, we may be closing on this soon and we’re really excited about the timing of this, given what’s been happening in the phosphate industry. We are pleased that we’re going to be getting more tonnes at this time in the marketplace. We are busy working on integration planning; that’s going very, very well. We see a lot of opportunities on the synergy front. And of course the irony is the more successful we are at integrating this business, the more difficult it’s going to be to track exactly what the accretion number is. But the numbers we put out at the time of we announced a deal of roughly $0.30 per share in 2015 certainly look good to us. We think this is going to prove to be a very successful deal for our shareholders.

Operator: And our final question comes from Yonah Weisz from HSBC. Your line is open.

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<Q – Yonah Weisz – HSBC Bank Plc (Tel Aviv Branch)>: Hi there. Good afternoon. A question to ask you about financials or financial strength. Since you presented your 2013 Capital Markets Day, you’ve added the CF deal and unless this buyback replaces maybe future buybacks from the MAC Trust, you’re also adding I think $1 billion extra share buyback. And a question I guess is where do you see the source of funds for all these transactions? Is it really just generated internally or would you be significantly increasing your debt target ratios? Thank you.

<A – Larry Stranghoener – The Mosaic Co.>: Yonah, it’s Larry. Everything that we’re talking about doing on the strategic initiative front on the shareholder capital return front is very much in line with what we laid out last year with respect to our capital management philosophy. At that time we talked about a debt to EBITDA target of 1.5 times with the willingness to go to two times for a strategic deal such as the CF acquisition. We talked about maintaining a very strong liquidity buffer and we talked about our commitment to investment grade credit ratings. And given the large cash balance we’ve accumulated, given the prospects for the business, we believe that we’re able to accomplish all of what we’ve outlined today within the bounds of those balance sheet targets. So with that, Jim.

<A – Larry Stranghoener – The Mosaic Co.>: ...I’ll turn it over to you for concluding comments.

James T. Prokopanko, President, Chief Executive Officer & Director

Well, I apologize we’ve run out of time here and we have about five or six more questions in the queue. I’d ask those folks to please call Laura and Anton directly and they’ll promptly follow up with you. And with that, I’ll conclude our call by reiterating our key messages. First, market dynamics are unfolding just as we expected they would, with sales volumes preceding price improvements. We’ve seen a big increase in phosphate prices in response to tightening supply, and we expect strong demand for potash to lead to improving prices later in the year.

And second, Mosaic has made remarkable strategic progress. We are growing, securing our supply of raw materials, optimizing our business portfolio and creating a much more efficient balance sheet. As a result, Mosaic is in excellent position to thrive as we emerge from this low point in the cycle. Thank you all for joining us today, and please have a safe day.

Operator: This concludes today’s conference call. You may now disconnect.

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